Exhibit 107

Calculation of Filing Fee Table

Table 1 – Transaction Valuation

	Transaction valuation	Fee Rate	Amount of Filing Fee

Total Transaction Valuation	$3,045,288,412(1)	0.0000927	$282,298.24(2)

Fees Previously Paid	$3,045,288,412		$282,298.24(3)

Total Transaction Valuation	$3,045,288,412

Total Fees Due for Filing			$0

Total Fees Previously Paid			$282,298.24

Total Fee Offsets			$282,298.24

Net Fee Due			$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		PREM 14A	001-38794	June 30, 2022		$282,298.24

Fee Offset Sources	Covetrus, Inc.	PREM 14A	001-38794		June 30, 2022		$282,298.24(3)

(1)

For purposes of calculating the fee only, this amount, as of June 17, 2022, is based upon the sum of (a) 139,825,101 shares of common stock of Covetrus, Inc., par value $0.01 per share (the “Shares”), outstanding multiplied by $21.00 per Share, (b) stock options to purchase 843,454 Shares multiplied by $11.15 per Share (which is the difference between $21.00 and the weighted average exercise price of the outstanding options as of June 17, 2022 of $9.85 for such Shares), (c) 3,780,018 Shares underlying restricted stock units multiplied by $21.00 per Share and (d) 960,781 Shares underlying performance restricted stock units multiplied by $21.00 per Share (which assumes the target level of performance that may be entitled to receive the per Share merger consideration of $21.00).

(2)

The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $3,045,288,412 by 0.0000927.

(3)	The Company previously paid $282,298.24 upon the filing of its Preliminary Proxy Statement on Schedule 14A on June 30, 2022 in connection with the transaction reported hereby.